UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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CPEX Pharmaceuticals, Inc.

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Investor Contacts:	Press Contacts:
Bob Hebert	Andrew Cole/Chris Kittredge
Chief Financial Officer	Sard Verbinnen & Co
CPEX Pharmaceuticals, Inc.	212.687.8080
603.658.6100

Amy Bilbija
MacKenzie Partners
212.929.5500
CPEX URGES STOCKHOLDERS TO CONSIDER THE FACTS OF
THE CERTAIN ALL-CASH FCB TRANSACTION
Independent Analysts Confirm Future Risk to Testim, Which
Underscores the Flawed Analysis of Mangrove’s Illusory Proposal
     Exeter, NH, March 23, 2011— CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today urged stockholders to consider all the facts when voting on the approval of the FCB I Holdings Inc. transaction, which will deliver stockholders $27.25 per share in cash if approved, and not to be misled by Mangrove Partners’ flawed analysis and illusory proposal. The FCB transaction delivers immediate and certain maximum after-tax value to stockholders. CPEX strongly recommends stockholders review the facts outlined below and vote today FOR the FCB transaction proposal.
MANGROVE’S ANALYSIS IGNORES THE REALITY
OF CPEX’S BUSINESS AND ITS FUTURE RISKS
     Mangrove’s analysis isn’t based in reality. Substantially all of CPEX’s revenues are generated from Testim® royalties and are at risk due to competition and litigation.
     Mangrove incorrectly assumes Testim® royalties will continue at historical levels and fails to account for increasing competition. As a point in fact, licensee Auxilium recently announced its 2011 revenue growth projections for Testim® are only expected to be approximately 4%-9%, a significant change from the approximately 17% growth assumed by CPEX in its projections that were included in CPEX’s proxy statement. Independent analysts have also recently revised their Testim® projections downward but Mangrove has apparently chosen to ignore them or remain ignorant. To cite just one of the many examples:
▪	“...we already model a significant slowing of sales growth through 2015 and a sharp erosion in sales in 2016 with the introduction of an Androgel generic...” —Jefferies & Company (February 11, 2011).
     In addition, Mangrove does not acknowledge the considerable litigation risk. As detailed in their public filings, CPEX and Auxilium are engaged in a pending patent infringement lawsuit against Upsher-Smith Laboratories, Inc. regarding a generic version of Testim®. An adverse outcome in the litigation could result in one or more generic versions of Testim® being launched in the U.S. before the expiration of the Testim® patent in January 2025.
ISS ECHOES SIGNIFICANT RISKS OF MANGROVE PROPOSAL
     In commenting on Mangrove’s opinion that CPEX should restructure the Company on a standalone basis, ISS — a leading independent firm that advises institutional investors on how to vote on such proposals — stated in its report that: “... the all-cash consideration [of the FCB transaction] gives shareholder certainty of value, which may not be realized if shareholders opt instead for a recapitalization and standalone strategy, given the execution, tax, litigation, and competitive risks associated with any standalone strategy.”
MANGROVE’S ILLUSORY PROPOSAL IS BASED ON BAD MATH
AND IS STILL NOT FINANCED
     Mangrove’s math just doesn’t add up. The CPEX Board believes the Mangrove proposal would not generate sufficient cash to pay the $28.00 special dividend because it severely underestimates the cash CPEX would need for costs such as the appropriate cash reserves for operating the business, transaction fees and expenses, financing fees, Mangrove’s own proposed interest reserve requirements and the merger agreement termination fee. When properly considered, the special dividend would be approximately $2.30 per share less than suggested in Mangrove’s proposal. Therefore, at best, stockholders might see a $25.70 dividend, and that’s only if Mangrove is able to hold onto their supposed financing sources, who keep disappearing.
     Mangrove’s financing is still not committed and is highly conditional. Despite Mangrove’s claims that its financing is in place, there are no commitment letters from its supposed financing sources. In fact, Mangrove has inexplicably lost two of the original seven financing sources related to its proposal.
     Mangrove — which has neglected to inform stockholders that it expressed an interest in acquiring CPEX on December 15, 2010 at a discount to the Company’s then-current market price of $24.05 per share — is trying to destroy this value-creating merger transaction for its own benefit. Do not miss this opportunity to receive maximum cash value for your CPEX shares.
VOTE TODAY FOR THE $27.25 PER SHARE ALL CASH PREMIUM TRANSACTION
     The CPEX special meeting of stockholders will be held on March 24, 2011, but stockholders can vote today by following the instructions on their proxy card to submit their proxy via the Internet or by telephone. If they have Internet access, CPEX encourages stockholders to record their vote via the Internet. If stockholders have any questions or need assistance voting their shares, please contact MacKenzie Partners, Inc., CPEX’s proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at cpex@mackenziepartners.com.
     Permission to use quoted material was neither sought nor obtained.
     About CPEX Pharmaceuticals, Inc.
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
     CPEX has filed with the Securities and Exchange Commission (the “SEC”) and furnished to its stockholders a definitive proxy statement in connection with the proposed transaction with FCB (the “Definitive Proxy Statement”). This communication may be deemed to be solicitation material in respect of the merger with FCB. Investors and security holders of CPEX are urged to read the Definitive Proxy Statement and the other relevant materials (when they become available) because such materials will contain important information about CPEX and the proposed transaction with FCB. The Definitive Proxy Statement and other relevant materials (when they become available), and any and all other documents filed by CPEX with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents CPEX files with the SEC by directing a written request to CPEX Pharmaceuticals, Inc., 2 Holland Way, Exeter, NH 03833, Attention: Chief Financial Officer. Copies of CPEX’s filings with the SEC may also be obtained at the “Investors” section of CPEX’s website at www.cpexpharm.com/investor.htm.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION WITH FCB.
   CPEX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of CPEX in connection with the proposed transaction with FCB. Information about those directors and executive officers of CPEX, including their ownership of CPEX securities, is set forth in the Definitive Proxy Statement (filed with the SEC on February 4, 2011) and in the proxy statement for CPEX’s 2010 Annual Meeting of Stockholders (filed with the SEC on April 9, 2010), as supplemented by other CPEX filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of CPEX and its directors and executive officers in the proposed transaction with FCB by reading the proxy statements and other public filings referred to above.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
   Certain items in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to: the proposed transaction with FCB; the performance of CPEX; the benefits of the proposed transaction with FCB and such other risks and uncertainties as are detailed in the Definitive Proxy Statement, in CPEX’s Annual Report on Form 10-K filed with the SEC on March 29, 2010, and in the other reports that CPEX periodically files with the SEC. Copies of CPEX’s filings with the SEC may be obtained by the methods described above. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this document or other filings with the SEC.
   The statements in this document reflect the expectations and beliefs of CPEX’s management only as of the date of this document and subsequent events and developments may cause these expectations and beliefs to change. CPEX undertakes no obligation to update or revise these statements, except as may be required by law. These forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions, including the proposed transaction with FCB, that may be undertaken. These forward-looking statements should not be relied upon as representing CPEX’s views as of any date after the date of this document.

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The press release above was issued on March 23, 2011